SUB-ITEM 77C


	A special meeting of shareholders was held on April 11, 2003 to elect eight directors to the Board of Directors of the Fund.
The results of the votes tabulated at the special meeting are reported below.


To modify the fundamental investment restriction on borrowing money:

		For		7,152,826 shares

		Against		1,075,198 shares

		Abstain		348,995   shares

To modify the fundamental investment restriction on lending:

		For		7,219,360 shares

		Against		1,010,282 shares

		Abstain		347,377   shares

To modify the fundamental investment restriction on real estate investments:

		For		7,257,832 shares

		Against		984,909   shares

		Abstain		334,278   shares

To remove the fundamental investment restriction on short sales:

		For		7,210,231 shares

		Against		1,022,024 shares

		Abstain		344,765   shares

To remove the fundamental investment restriction on margin transactions:

		For		7,148,377 shares

		Against		1,084,975 shares

		Abstain		343,667   shares

To remove the fundamental investment restriction on investments in oil, gas and mineral programs:

		For		7,082,994 shares

		Against		998,598   shares

		Abstain		338,269   shares

To change the Fund's investment objective from fundamental to non-fundamental:

		For		7,082,994 shares

		Against		1,141,976 shares

		Abstain		352,048   shares

To amend the charter to allow involuntary redemptions:

		For		7,059,715 shares

		Against		1,110,291 shares

		Abstain		407,014   shares